                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   Cohen & Steers Special Equity Fund, Inc.

Address of Principal Business Office
(No. & Street, City, State, Zip Code):

               757 Third Avenue
               New York, New York  10017

Telephone Number (including area code):  (212) 832-3232

Name and address of agent for service of process:

               Robert H. Steers

               c/o Cohen & Steers Capital Management, Inc.
               757 Third Avenue
               New York, New York  10017

Check Appropriate Box:

               Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                             Yes [X]        No     [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the city of New York and state of New York on the 13th day of February, 1997.

                                            Cohen & Steers Special Equity
                                            Fund, Inc.

                                            By: /s/ Martin Cohen
                                                --------------------------------
                                                Name:  Martin Cohen
                                                Title: President

Attest: /s/ Robert H. Steers
       ------------------------------
       Name:  Robert H. Steers
       Title: Chairman